As filed with the Securities and Exchange Commission on November 21, 1996
                                                  Registration No. 333-________
============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        CORRECTIONAL SERVICES CORPORATION
             (Exact name of Registrant as specified in its charter)

               DELAWARE                            11-3182580
     (State or other jurisdiction of             (I.R.S.  Employer
     incorporation or organization)              Identification Number)

                          1819 MAIN STREET, SUITE 1000
                             SARASOTA, FLORIDA 34236
                    (Address of principal executive offices)

           CORRECTIONAL SERVICES CORPORATION - STOCK OPTION AGREEMENTS

     CONTROL SECURITIES ISSUED OR TO BE ISSUED UPON THE EXERCISE OF OPTIONS GRANTED UNDER CORRECTIONAL SERVICES CORPORATION STOCK OPTION AGREEMENTS
                            (Full title of the plan)

                                JAMES F. SLATTERY
                                    PRESIDENT
                        CORRECTIONAL SERVICES CORPORATION
                          1819 Main Street, Suite 1000
                             Sarasota, Florida 34236
                                 (941) 953-9199
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             RAYMOND S. EVANS, ESQ.
                    Ruskin, Moscou, Evans & Faltischek, P.C.
                              170 Old Country Road
                             Mineola, New York 11501
                                 (516) 663-6500
                           (516) 663-6641 (facsimile)


                       CALCULATION OF REGISTRATION FEE
==================================================================================================================================

                                Number of shares          Proposed maximum          Proposed maximum
Title of each class of                to be                offering price          aggregate offering               Amount of
securities to be registered        registered               per share (1)               price (1)             registration fee (1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par              215,000                   $8.875                  $1,908,125                     $657.97
value (2)
===================================================================================================================================


     (1) Estimated solely for the purposes of calculating the registration fee and based upon the price at which such options may be exercised.

     (2) Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the stock option plan being registered.

===============================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     ITEM 1. PLAN INFORMATION

     In accordance with Rule 428 under the Securities Act of 1933, as amended (the "Act"), and the Note to Part I of Form S-8, the information required by this item has been omitted from this Registration Statement.

     ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     In accordance with Rule 428 under the Act and the Note to Part I of Form S-8, the information required by this item has been omitted from this Registration Statement.

     PROSPECTUS

                        CORRECTIONAL SERVICES CORPORATION

                         215,000 Shares of Common Stock

                              --------------------


     This Prospectus relates to an offering by certain directors and officers of Correctional Services Corporation (the "Company") as selling stockholders ("Selling Stockholders") of up to an aggregate of 215,000 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company issued or to be issued upon exercise of options granted to the Selling Stockholders in connection with their employment with the Company. The Shares may be sold by the Selling Stockholders from time to time in transactions on the Nasdaq National Market at prices then prevailing, or in negotiated transactions at negotiated prices, or a combination thereof. See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any proceeds from the shares sold by the Selling Stockholders.

     The Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "CSCQ." On November 20, 1996, the closing price of the Common Stock, as reported by Nasdaq, was $13.00 per share.

                              --------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                              --------------------






                The date of this Prospectus is November 21, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549. The Company's Common Stock is quoted on the Nasdaq Stock Market and reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, NW, Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:


     (1) The Company's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1995;

     (2) The Company's Proxy Statement dated April 22, 1996;

     (3) The Company's  Quarterly  Reports on Form 10-QSB,  as amended,  for the
quarters  ended  March  31,  1996,   June  30,  1996  and  September  30,  1996,
respectively; and

     (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 0-23038), as filed with the Commission on December 10, 1993.


     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which removes from registration all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon oral or written request of such person, a copy of any document that has been incorporated in this Prospectus by reference. Requests for such documents should be directed to the Company at its offices located at 1819 Main Street, Suite 1000, Sarasota, Florida 34236 (telephone Number (941) 953-9199),
Attention: Executive Vice President - Finance.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the shares of the Company's Common Stock beneficially owned by them as of November 21, 1996 and being offered hereby by the Selling Stockholders:


     Shares of Common Stock Beneficially Shares of Common Stock Beneficially
                 Owned Prior to Offering(1) Owned After Offering


Name of Selling Stockholder
and Position with Company            Number(2)       Percent of Class      Shares to be Sold(3)      Number       Percent of Class
---------------------                ---------       ----------------      --------------------      ------       ----------------

Ira Cotler(4).....................   50,701                 *                   100,000              17,368             *
  Vice President-Finance

Michael Garretson(5)..............   36,458                 *                   100,000               3,125             *
  Executive Vice President and
  Chief Operating Officer

Stuart Gerson                          0                    *                    15,000                 0               *


------------------------------
*Less than one percent


     (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options.

     (2) Includes shares underlying options exercisable within 60 days hereof.

     (3) Includes all shares underlying options whether or not exercisable within the time period referenced in note (2) above.

     (4) Also includes 2,612 shares of Common Stock owned by his wife as to which he disclaims beneficial ownership, options to purchase 33,333 shares of Common Stock and a Series A Warrant to purchase 3,850 shares of Common Stock not being registered hereunder.

     (5) Also includes options to purchase 3,125 shares of Common Stock not being registered hereunder.


     Each Selling Stockholder has acquired or will acquire the shares listed under the caption "Shares to be Sold" through the exercise of options granted pursuant to the Company's Stock Option Agreements and their employment with the Company.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell the Shares from time to time through dealers or brokers in transactions on the Nasdaq National Market at prices then prevailing, or directly to one or more purchasers in negotiated transactions at negotiated prices, or in a combination thereof. The Selling Stockholders and any dealers or brokers that participate in such distribution may be deemed "underwriters" within the meaning of the Securities Act and any commissions or discounts received by any such dealer or broker may be deemed "underwriting compensation."

     The Selling Stockholders have been advised that they are subject to the applicable provisions of the Exchange Act including, without limitation, Rules 10b-5, 10b-6 and 10b-7.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Registrant by the law firm of Ruskin, Moscou, Evans & Faltischek, P.C. Raymond
S. Evans, a partner of such firm, is a director of the Registrant and owns 8,619 shares of the Registrant's Common Stock and options to purchase 22,925 shares of Common Stock.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

     Article Ninth of the Company's Certificate of Incorporation provides that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Article Tenth of the Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The effect of this provision in the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

     The Company's By-Laws (the "By-Laws") provide that the Company shall indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

     The  Company  currently   maintains   directors'  and  officers'  liability
insurance coverage for all directors and officers and has entered into indemnification agreements with its directors and officers.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents previously filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:


     (1) The Registrant's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1995;

     (2) The Registrant's Proxy Statement dated April 22, 1996;

     (3) The Company's  Quarterly  Reports on Form 10-QSB,  as amended,  for the
quarters  ended  March  31,  1996,   June  30,  1996  and  September  30,  1996,
respectively; and

     (4) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A (No. 0-23038), as filed with the Commission on December 10, 1993.


     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which removes from registration all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     ITEM 4. DESCRIPTION OF SECURITIES

     Not Applicable.

     ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the Common Stock offered hereby will be passed upon for the Registrant by the law firm of Ruskin, Moscou, Evans & Faltischek, P.C. Raymond
S. Evans, a partner of such firm, is a director of the Registrant and owns 8,619 shares of the Registrant's Common Stock and options to purchase 22,925 shares of Common Stock.

     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

     Article Ninth of the registrant's Certificate of Incorporation provides that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Article Tenth of the registrant's Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The effect of this provision in the Certificate is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

     The Registrant's By-Laws (the "By-Laws") provide that the Registrant shall indemnify each director and such of the Registrant's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

     The registrant currently maintains directors' and officers' liability insurance coverage for all directors and officers and has entered into indemnification agreements with its directors and officers.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


     ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

     ITEM 8. EXHIBITS

     4.1 Stock Option Agreement between the Registrant and Ira Cotler.

     4.2 Stock Option Agreement between the Registrant and Michael Garretson.

     4.3 Stock Option Agreement between the Registrant and Stuart Gerson.

     5.1 Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.

     23.1 Consent of Grant Thornton LLP.

     23.2 Consent of Ruskin,  Moscou,  Evans &  Faltischek,  P.C.  (contained in
Exhibit 5.1 hereof).

     ITEM 9. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     To  include  any  material   information   with  respect  to  the  plan  of
distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against public policy against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sarasota, Florida on the 21st day of November, 1996.


                                             CORRECTIONAL SERVICES CORPORATION


                                        By:  /s/ James F. Slattery, President
                                             --------------------------------


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorized each of James F. Slattery and Aaron Speisman with full power of substitution to execute in the name of such person and to file any amendment or post-effective amendment to this Registration Statement making such changes in this Registration Statement as the Registrant deems appropriate and appoints each of James F. Slattery and Aaron Speisman with full power of substitution, attorney-in-fact to sign and to file any amendment and post-effective amendment to this Registration Statement.

       Signature                                         Title                                      Date
       --------                                          -----                                      ----

/s/ James F. Slattery                       President, Chief Executive Officer               November 21, 1996
--------------------------------            (Principal Executive Officer) and
                                            Director

/s/ Shimmie Horn                            Director                                         November 21, 1996
--------------------------------

/s/ Aaron Speisman                          Vice President, Secretary and                    November 21,  1996
--------------------------------
                                            Director
/s/ Lee Levinson                            Chief Financial Officer (Principal               November 21, 1996
--------------------------------
                                            Financial Officer)
/s/ Raymond S. Evans                        Director                                         November 21, 1996
--------------------------------

/s/ Stuart M. Gerson                        Director                                         November 21, 1996
--------------------------------

/s/ Melvin Stith                            Director                                         November 21, 1996
--------------------------------

/s/ Richard Staley                          Vice President and Director                      November 21, 1996
--------------------------------




                                  Exhibit Index


     4.1 Stock Option Agreement between the Registrant and Ira Cotler.

     4.2 Stock Option Agreement between the Registrant and Michael Garretson.

     4.3 Stock Option Agreement between the Registrant and Stuart Gerson.

     5.1 Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.

     23.1 Consent of Grant Thornton LLP.

     23.2 Consent of Ruskin,  Moscou,  Evans &  Faltischek,  P.C.  (contained in
Exhibit 5.1 hereof).